Exhibit 99.1

OmniAb Reports First Quarter 2024 Financial Results and Business Highlights
Conference Call with Slides Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (May 9, 2024) – OmniAb, Inc. (NASDAQ: OABI) today reported financial results for the three months ended March 31, 2024, and provided operating and partner program updates.

“The OmniAb team continued to make great progress this past quarter in advancing and expanding our portfolio and partnership base. We added three new platform license agreements in the first quarter, bringing our total active partners to 80, net of attrition,” said Matt Foehr, Chief Executive Officer of OmniAb. “We have built our company upon a differentiated suite of technologies and a highly scalable and leverageable business model, and our growth during the past 18 months reflects the strength of our offering to the industry. We’re off to a strong start in 2024 and we look forward to continued progress by our partners and expansion of our technology as the year progresses.”

First Quarter 2024 Financial Results

Revenue for the first quarter of 2024 was $3.8 million, compared with $16.9 million for the same period in 2023, with the decrease primarily due to the recognition in the 2023 period of a $10 million milestone related to the first commercial sale of TECVAYLI® (teclistamab) in the EU and lower service revenue in the 2024 period as a result of the completion of discovery work on certain ion channel programs.

Research and development expense was $14.6 million for the first quarter of 2024, compared with $13.8 million for the same period in 2023, with the increase primarily due to higher personnel costs. General and administrative expense was $8.3 million for the first quarter of 2024, compared with $8.2 million for the same period in 2023.

Net loss for the first quarter of 2024 was $19.0 million, or $0.19 per share, compared with a net loss of $6.1 million, or $0.06 per share, for the same period in 2023.
As of March 31, 2024, OmniAb had cash, cash equivalents and short-term investments of $69.0 million.

2024 Financial Guidance

OmniAb continues to expect operating expense in 2024 to be approximately the same as in 2023, as the Company is now staffed and resourced to leverage the future growth of the business.

OmniAb continues to expect its cash use in 2024 to be relatively similar to its cash use in 2023, excluding the $35 million TECVAYLI milestone payment received in 2023. Given the expected progression of the existing partnered pipeline, OmniAb expects its cash use in 2025 to be substantially lower than in 2024. OmniAb’s current cash balance and cash from operations are expected to provide sufficient capital to fund operations for the foreseeable future.

First Quarter 2024 and Recent Business Highlights

During the first quarter of 2024, OmniAb signed three new license agreements including ImmunoBiochem Corporation, the University of Georgia and a stealth Boston-based venture-backed start-up. As of March 31, 2024, the Company had 80 active partners and 327 active programs, including 31 OmniAb-derived programs in clinical development or being commercialized.

First quarter 2024 and recent partner highlights include the following:

Batoclimab

•Immunovant reported that global Phase 3 clinical trials of batoclimab (anti-FcRn) in myasthenia gravis (MG) and thyroid eye disease (TED) are progressing and are on track for topline data readout in the second half of 2024 (MG) and the first half of 2025 (TED). Initial period 1 data from the Phase 2b clinical trial in chronic inflammatory demyelinating polyneuropathy are expected in the second or third quarter of 2024.
•HanAll Biopharma announced that in collaboration with Immunovant, the Phase 3 clinical study is progressing in generalized myasthenia gravis in Japan. HanAll also reported that a clinical trial notification was approved to initiate a Phase 3 clinical study of batoclimab in TED in Japan.

IMVT-1402

•Immunovant announced plans to initiate four to five potential registrational programs for IMVT-1402 (second-generation anti-FcRn) during its fiscal year ending March 31, 2025. The company also plans on initiating trials in 10 indications for IMVT-1402 over its next two fiscal years.
•Immunovant announced that the United States Patent and Trademark Office has issued U.S. Patent No. 11,926,669 (“the ‘669 patent”) for IMVT-1402. The allowed claims cover composition of matter for the binding sequence of IMVT-1402 to FcRn, method of use of the antibody for treating autoimmune disease, as well as methods for its manufacturing. Not including any potential patent term extension, the ‘669 patent will expire on June 23, 2043.

M9140

•At the American Association for Cancer Research Annual Meeting, Merck KGaA presented data on M9140, a novel antibody-drug conjugate with topoisomerase 1 inhibitor payload targeting carcinoembryonic antigen-related cell adhesion molecule 5 (CEACAM5) expressing tumors. M9140 demonstrated high potency, strong antitumor activity and bystander effect in preclinical models.
•A first-in-human Phase 1 study to evaluate the safety, tolerability, pharmacokinetics and preliminary clinical activity of M9140 in patients with advanced solid tumors is ongoing.

Acasunlimab

•Genmab expects to announce acasunlimab (GEN1046: PD-L1 x 4-1BB) Phase 2 data in second-line non-small cell lung cancer (NSCLC) in the first half of 2024.
•A poster titled “Acasunlimab (duobody-PD-L1x4-1BB) alone or in combination with pembrolizumab in patients with previously treated metastatic non-small cell lung cancer: Initial results of a randomized, open-label, Phase 2 trial” will be presented at the American Society of Clinical Oncology (ASCO) Annual Meeting 2024 at 9:00 a.m. Central time on Saturday, June 1, 2024.
•In addition, Genmab plans to initiate a Phase 3 study of acasunlimab in second-line NSCLC in 2024.

Sugemalimab

•CStone announced the National Medical Products Administration of China has approved the supplemental biologics application for sugemalimab (Cejemly®) in combination with fluorouracil and platinum-based chemotherapy as first-line treatment of unresectable locally advanced, recurrent or metastatic gastric or gastroesophageal junction adenocarcinoma with a PD-L1 expression (Combined Positive Score [CPS] ≥5). Sugemalimab is the first PD-L1 monoclonal antibody approved for this indication.
•CStone also announced that the results of the progression-free survival final analysis and the overall survival interim analysis in the registrational GEMSTONE-304 study for unresectable locally advanced, recurrent or metastatic esophageal squamous cell carcinoma were published in Nature Medicine.

OmniAb scientists published a peer-reviewed paper in the Journal of Immunology demonstrating that chickens can be genetically engineered to produce functional single-domain antibodies (sdAbs). This modality, produced naturally by camelids, has gained popularity as a small, robust and highly versatile building block for antibody discovery, especially in constructing multi-specifics and CAR-T cells. These data supported the feasibility of the Company’s next-generation transgenic chicken OmnidAb™ that produces fully human stabilized sdAbs. The OmnidAb platform was launched during the fourth quarter of 2023.

OmniAb will highlight some of its high-throughput single cell screening xPloration™ data at the 20th Annual PEGS Boston Conference and Expo, where Bob Chen, Ph.D., Senior Director, Discovery Systems, will give a presentation titled “Deep Screening in Harmony with Artificial Intelligence for Bispecific Antibody Discovery” at 12:20 p.m. Eastern time on Wednesday, May 15, 2024.

The Company also expects that multiple partners will be presenting data from programs developed with OmniAb technology at the ASCO Annual Meeting taking place May 31 - June 4, 2024.

Conference Call and Webcast

OmniAb management will host a conference call with accompanying slides today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 549 8228 using the conference ID 08922. Slides, as well as the live and replay webcast of the call, are available at https://investors.omniab.com/investors/events-and-presentations/default.aspx.
About OmniAb®

OmniAb licenses cutting edge discovery research technology to the pharmaceutical and biotech industry to enable the discovery of next-generation therapeutics. Our technology platform creates and screens diverse antibody repertoires and is designed to quickly identify optimal antibodies and other target-binding proteins for our partners’ drug development efforts. At the heart of the OmniAb platform is something we call Biological Intelligence™ (BI), which powers the immune systems of our proprietary, engineered transgenic animals to create optimized antibody candidates for human therapeutics.

We believe the OmniAb animals comprise the most diverse host systems available in the industry. Our suite of technologies and methods, including computational antigen design and immunization methods, paired with high-throughput single B cell phenotypic screening and mining of next-generation sequencing datasets with custom algorithms, are used to identify fully-human antibodies with exceptional performance and developability characteristics.

Our proprietary transgenic animals, including OmniRat®, OmniChicken® and OmniMouse® have been genetically modified to generate antibodies with human sequences to streamline the development of human therapeutic candidates. OmniFlic® and OmniClic® are fixed or common light-chain rats and chickens, respectively, designed to facilitate the discovery of bispecific antibodies. OmniTaur™ provides cow-inspired antibodies with unique structural characteristics for challenging targets. OmnidAb™, is an in vivo platform for the discovery of single domain antibodies based upon a human VH scaffold that affinity matures in a chicken host environment to provide a functionally diverse immune repertoire unavailable from mammalian systems. Our proprietary technologies are joined with and leverage OmniDeep™, which is a suite of in silico, AI and machine learning tools for therapeutic discovery and optimization that are woven throughout our various technologies and capabilities. Additionally, an established core competency focused on ion channels and transporters further differentiates OmniAb’s technology and creates opportunities in many important and emerging target classes.

OmniAb technologies can be leveraged for the discovery of a variety of next-generation antibody-based therapeutic modalities, including bi- and multi-specific biologics, antibody-drug conjugates, CAR-T therapies, targeted radiotherapeutics, and many others.

For more information, please visit www.omniab.com.

Forward-Looking Statements

OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the ability to scale and leverage our business model; the growth prospects of our business; the expected performance and expansion of, our technologies and the opportunities they may create; the ability to add new partners and programs; scientific presentations and clinical and regulatory events of our partners and the timing thereof; the sufficiency of our staffing and resources; expected operating expense and cash runway; and the future balance of cash, cash equivalents and short-term investments. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future success is dependent on acceptance of our technology platform and technologies by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; regulatory developments in the United States and foreign countries; unstable market and economic conditions, may have serious adverse consequences on our business, financial condition and stock price; we may use our capital resources sooner than we expect; and other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in the our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Partner Information

The information in this press release regarding partnered products and programs comes from information publicly released by our partners.

Contacts:
OmniAb, Inc.
Neha Singh, Ph.D.
investors@OmniAb.com
Twitter @OmniAbTech
(510) 768-7760
[Tables Follow]

OMNIAB, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,060	$16,358
Short-term investments	49,947	70,625
Accounts receivable, net	4,045	3,844
Prepaid expenses and other current assets	3,665	4,074
Total current assets	76,717	94,901
Intangible assets, net	152,055	155,467
Goodwill	83,979	83,979
Property and equipment, net	17,957	18,249
Operating lease right-of-use assets	19,362	19,884
Restricted cash	560	560
Other long-term assets	1,926	2,185
Total assets	$352,556	$375,225
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,556	$4,411
Accrued expenses and other current liabilities	4,027	7,068
Current contingent liabilities	891	1,303
Current deferred revenue	5,530	6,848
Current operating lease liabilities	3,516	3,486
Total current liabilities	17,520	23,116
Long-term contingent liabilities	3,178	3,203
Deferred income taxes, net	8,737	11,354
Long-term operating lease liabilities	21,418	22,075
Long-term deferred revenue	279	862
Other long-term liabilities	31	30
Total liabilities	51,163	60,640
Stockholders' equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized at March 31, 2024 and December 31, 2023; no shares issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at March 31, 2024 and December 31, 2023; 117,388,789 and 116,859,468 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	12	12
Additional paid-in capital	359,726	353,890
Accumulated other comprehensive (loss) income	(17)	50
Accumulated deficit	(58,328)	(39,367)
Total stockholders’ equity	301,393	314,585
Total liabilities and stockholders’ equity	$352,556	$375,225

OMNIAB, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Revenues:
License and milestone revenue	$716	$12,646
Service revenue	2,766	3,958
Royalty revenue	319	315
Total revenues	3,801	16,919
Operating expenses:
Research and development	14,551	13,759
General and administrative	8,337	8,195
Amortization of intangibles	3,412	3,369
Other operating expense, net	54	49
Total operating expenses	26,354	25,372
Loss from operations	(22,553)	(8,453)
Other income:
Interest income	975	1,324
Total other income, net	975	1,324
Loss before income taxes	(21,578)	(7,129)
Income tax benefit	2,617	1,029
Net loss	$(18,961)	$(6,100)

Net loss per share, basic and diluted	$(0.19)	$(0.06)

Weighted-average shares outstanding, basic and diluted	100,755	99,158